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                                                          Exhibit 99.1
[LOGO]AEHR TEST SYSTEMS

FOR IMMEDIATE RELEASE
---------------------

Contacts:
FRB | Weber Shandwick
Jocelyn Hunter         Linda Chien
Analyst Contact        General Inquiries
(415) 248-3433         (310) 407-6547


                   AEHR TEST SYSTEMS REPORTS FIRST QUARTER
                           RESULTS FOR FISCAL 2004

Fremont, CA (September 24, 2003) -- Aehr Test Systems (Nasdaq: AEHR) today announced financial results for the first quarter ended August 31, 2003.

Net sales for the first quarter of fiscal 2004 were $4.2 million, a 19 percent increase from $3.5 million for the first quarter of fiscal 2003. First quarter fiscal 2004 net loss was $808,000, or $0.11 per share, compared with a net loss of $887,000, or $0.12 per share, in the same quarter of fiscal 2003.

"Quarterly net sales continued to improve on a year-over-year basis as the first quarter marked the fifth consecutive quarter of net sales growth compared to the year-ago period," said Rhea Posedel, chairman and chief executive officer of Aehr Test. "We are very pleased that first quarter net sales met our expectations despite the impact of this protracted industry downturn."

"Our major highlight for the quarter was the receipt of an order for the FOX full-wafer test and burn-in system," said C.J. Meurell, president and chief operating officer of Aehr Test. "A leading Japanese manufacturer of digital document products, Fuji Xerox is purchasing the FOX system to burn-in their VCSELs (Vertical Cavity Surface Emitting Lasers), which represent the next generation in semiconductor laser diodes. Unlike previous technologies, the FOX system uniquely enables testing of the VCSELs while still in wafer form, thereby eliminating several process steps and yielding significant cost savings. We are encouraged by this order and believe it indicates that our FOX family of products is being increasingly known and accepted in the marketplace."

As of August 31, 2003, the Company had no debt outstanding. Cash, short-term investments and long-term investments increased to $12.4 million, up from $11.4 million at the end of fiscal 2003. The Company ended the first quarter with shareholders' equity of $24.5 million, or $3.42 per share.

"While we believe the beginnings of a recovery are underway, sales visibility is still poor," commented Posedel. "Although a number of our customers are operating at or near capacity, it seems many are reluctant to add capacity until they are sure their order pipeline is solid for the next six months. Additionally, since a significant amount of our backlog is attributed to the FOX products which are scheduled to ship in the second half of the current fiscal year, we expect net sales in the second fiscal quarter to be sequentially lower than those in the quarter just reported."

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Posedel concluded, "Our growth strategy is to expand our addressable market and create additional revenue opportunities by investing in the development of new FOX products and enhancements to core burn-in systems. Combined with maintaining tight control over our expense structure, we believe that this strategy will enable us to return to profitability over the long term."

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a leading worldwide provider of systems for burning-in and testing DRAM and logic integrated circuits and has an installed base of more than 2,000 systems worldwide. Aehr Test has developed and introduced several innovative products, including the FOX, MTX, MAX3 and MAX4 systems and the DiePak carrier. The FOX system is a full wafer contact test and burn-in system. The MTX system is a massively parallel test system designed to reduce the cost of memory testing by performing both test and burn-in on thousands of devices simultaneously. The MAX system can effectively burn-in and functionally test complex devices, such as digital signal processors, microprocessors, microcontrollers and systems-on-a-chip. The DiePak carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of bare die. For more information, please visit the Company's website at www.aehr.com.

Safe Harbor Statement
This release contains forward-looking statements that involve risks and uncertainties relating to projections regarding industry growth and customer demand for Aehr Test's products. Actual results may vary from projected results. These risks and uncertainties include, without limitation, economic conditions in Asia and elsewhere, world events, acceptance by customers of the FOX, MTX, MAX and DiePak technologies, the ability of the Company to gain business in China, the Company's development and manufacture of a commercially successful wafer-level burn-in system, and the potential emergence of alternative technologies, which could adversely affect demand for Aehr Test's products in fiscal year 2004. See Aehr Test's recent 10-K report filed with the SEC for a more detailed description of the risks facing our business. The Company disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

                        {Financial Tables to Follow}




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                          AEHR TEST SYSTEMS AND SUBSIDIARIES
                    Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                      (Unaudited)

                                                    Three Months Ended
                                                         August 31,
                                                   ---------- ----------
                                                      2003       2002
                                                   ---------- ----------
Net sales......................................        $4,169     $3,508
Cost of sales..................................         2,543      1,949
                                                   ---------- ----------
Gross profit...................................         1,626      1,559

Operating expenses:
  Selling, general and administrative..........         1,514      1,711
  Research and development.....................         1,219        961
                                                   ---------- ----------
    Total operating expenses...................         2,733      2,672
                                                   ---------- ----------
Loss from operations...........................        (1,107)    (1,113)

Interest income................................           236         83
Other income, net..............................            63        104
                                                   ---------- ----------
    Loss before income taxes...................          (808)      (926)

Income tax benefit.............................            --        (39)
                                                   ---------- ----------
    Net Loss...................................        $ (808)    $ (887)
                                                   ========== ==========

Net loss per share
    Basic......................................        $(0.11)    $(0.12)
    Diluted....................................        $(0.11)    $(0.12)

Shares used in per share calculation:
    Basic......................................         7,157      7,184
    Diluted....................................         7,157      7,184


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                           AEHR TEST SYSTEMS AND SUBSIDIARIES
                          Condensed Consolidated Balance Sheets
                          (in thousands, except per share data)

                                                             August 31,      May 31,
                                                               2003           2003
                                                           (Unaudited)
                                                            ----------     ----------
ASSETS
Current assets:
  Cash and cash equivalents ..........................         $ 6,104        $ 8,362
  Short-term investments .............................           4,965          2,429
  Accounts receivable.................................           3,106          2,889
  Inventories ........................................           8,493          9,247
  Prepaid expenses and other .........................             494          1,640
                                                            ----------     ----------
      Total current assets ...........................          23,162         24,567

Property and equipment, net ..........................           1,450          1,515
Long-term investments ................................           1,331            607
Other assets, net ....................................           1,538          1,558
                                                            ----------     ----------
      Total assets ...................................         $27,481        $28,247
                                                            ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable ...................................         $   751        $   748
  Accrued expenses ...................................           1,843          1,739
  Deferred revenue ...................................             114            106
                                                            ----------     ----------
      Total current liabilities ......................           2,708          2,593

Deferred revenue .....................................              30             30
Deferred lease commitment ............................             289            279
                                                            ----------     ----------
      Total liabilities ..............................           3,027          2,902
                                                            ----------     ----------
Shareholders' equity:
  Common stock, $.01 par value outstanding:
    7,157 and 7,157 shares at August 31, 2003
    and May 31, 2003, respectively....................              72             72
  Additional paid-in capital .........................          36,364         36,364
  Net unrealized gain (loss) on investments...........             (17)             2
  Cumulative translation adjustment...................           1,455          1,519
  Accumulated deficit ................................         (13,420)       (12,612)
                                                            ----------     ----------
      Total shareholders' equity .....................          24,454         25,345
                                                            ----------     ----------
      Total liabilities and shareholders' equity .....         $27,481        $28,247
                                                            ==========     ==========

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